Exhibit 99.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment, dated as of April 26, 2004 (this “Amendment”), to the Rights Agreement, dated as of April 26, 1994 (the “Rights Agreement”), between Pogo Producing Company, a Delaware corporation (the “Company”), and Computershare Investor Services, L.L.C., a Delaware limited liability company as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and Harris Trust Company of New York (the “Former Rights Agent”) entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, effective June 30, 2000 the Former Rights Agent resigned as Rights Agent, the Company appointed Computershare Investor Services, L.L.C. to serve as Rights Agent pursuant to Section 20 of the Rights Agreement, and Computershare Investor Services, L.L.C. accepted such appointment; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 25 of the Rights Agreement to reflect the succession of Computershare Investor Services, L.L.C. to the position of Rights Agent, to extend the Final Expiration Date (as defined in the Rights Agreement) and to make other changes in the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1.               Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2.               Amendments to Rights Agreement.  The Rights Agreement is hereby amended as set forth in this Section 2.

(a)           The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of

Common Stock shall become an Affiliate or Associate of such Person unless, in either such case, such Person, together with all Affiliates and Associates of such Person, is not then the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding; and provided, further, that if the Board of Directors determines in good faith that a Person that would otherwise be an “Acquiring Person” has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing control of the Company, and if such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement.

At any time that the Rights are redeemable, the Board of Directors may, with respect to any specified Person or Persons, determine to increase to a specified percentage greater than that set forth herein or decrease to a specified percentage lower than that set forth herein, the level of Beneficial Ownership of Common Stock at which such Person or Persons becomes an Acquiring Person.

(b)           The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Final Expiration Date” shall mean the close of business on April 25, 2014.

(c)           The form of Rights Certificate attached to the Rights Agreement as Exhibit B is hereby amended by changing the date April 26, 2004 in the legend at the beginning thereof and in the first paragraph of the body thereof to April 25, 2014.

Section 3.               Successor Rights Agent.  Computershare Investor Services, L.L.C. hereby acknowledges and confirms acceptance of its appointment, effective as of June 30, 2000, as Rights Agent pursuant to Section 20 of the Rights Agreement.

Section 4.               Miscellaneous.

(a)           The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b)           This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c)           This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

(d)           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(e)           Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

POGO PRODUCING COMPANY

By:	/s/ Gerald A. Morton
Gerald A. Morton
Senior Vice President and Corporate Secretary

COMPUTERSHARE INVESTOR SERVICES, L.L.C.

By:	/s/ Mark Asbury
Mark Asbury